EXHIBIT 99.1

Perceptron Announces Second Quarter Fiscal 2018 Results

Achieves Record Fiscal Second Quarter Backlog Level; Sales of $20.4 million and Bookings of $20.0 million

PLYMOUTH, Mich., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the second quarter of its 2018 fiscal year (quarterly period ended December 31, 2017).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2017	2016	Change	2017	2016	Change

Sales	$20.4	$21.8	$(1.4)	$39.7	$39.3	$0.4
Net Income	0.4	2.5	(2.1)	1.9	0.1	1.8

Diluted Income per Share	$0.04	$0.27	$(0.23)	$0.20	$0.02	$0.18

Second quarter fiscal 2018 results compared to second quarter fiscal 2017:

  Second quarter consolidated net sales were $20.4 million, a decrease of 6.4% as compared to a strong second quarter in fiscal year 2017
  Consolidated gross profit was $7.4 million and gross margin was 36.3%
  Second quarter and year-to-date results include a charge of $0.7 million for a court award in a trade secrets case granting defendants’ motions for the recovery of attorney fees
  Second quarter reported operating income totaled $0.5 million and recurring operating income of $1.1 million
  Net income for the second quarter of fiscal 2018 was $0.4 million
  Second quarter diluted earnings per share was $0.04 per diluted share
  Bookings were $20.0 million; bookings have been at least $20 million for six out of the last seven quarters
  Backlog increased 16.3% to $48.5 million, a record for the Company’s second quarter
  Cash and short-term investments totaled $9.0 million for the period ending December 31, 2017

Year-to-date fiscal 2018 results compared to year-to-date fiscal 2017:

  Year-to-date consolidated net sales increased 1.0% to $39.7 million
  Year-to-date consolidated gross profit increased $1.1 million to $15.1 million
  Consolidated gross margin was 38.0%, an increase of 240 basis points
  Year-to-date reported operating income totaled $2.0 million and recurring operating income was $2.6 million
  Net income increased considerably, growing by $1.8 million to $1.9 million for year-to-date fiscal 2018
  Year-to-date diluted earnings per share also improved significantly, achieving $0.20 as compared to $0.02 per share in the prior year-to-date period
  Bookings increased 1.2% to $43.2 million for year-to-date fiscal 2018

Third quarter and full year 2018 guidance:

  Expect revenue in the range of $18.0 million to $21.0 million
  Reaffirm our previous guidance of mid-single digit revenue growth for fiscal year 2018

David Watza, President and CEO, commented, “We are pleased with the progress we continue to make this fiscal year, as we were able to achieve recurring operating income in excess of $1.0 million for the third consecutive quarter, excluding the $0.7 million charge related to a court award in a trade secrets case, which we plan to appeal. Year-to-date bookings and backlog remain strong, while revenue grew slightly. Our elevated backlog levels mark a second quarter record for the Company.”

“We remain well positioned this fiscal year with an increase of 54% in our year-to-date reported operating income, while we also generated strong operating cash flows of $4.0 million so far in fiscal 2018,” added Watza.  “The strategic plan we put into place continues to drive strength in key customer demand metrics, as evidenced by the robust backlog this quarter. We are confident that a relentless focus in our core markets will continue to provide sustainable and profitable long-term growth opportunities as we continue to remove cost from our system and deliver more value to our customers.”

“Finally, and most importantly, when I look at our development initiatives, we made several significant steps during the quarter,” continued Watza.  “We launched our Helix®evo product line in October and delivered several systems with this product during our fiscal second quarter.  The Helix®evo product is our most advanced 3D scanning sensor and we are very excited about its potential, based on customer feedback.  In addition, we demonstrated our AccuSite™ product line at the Quality Show in Chicago with several customer deliveries expected during our current fiscal year.  AccuSite™ is our next evolution in accurate measurement. Perceptron pioneered Absolute Accuracy for robotic measurement systems in 2005. Our AccuSite™ solution provides best-in-class system accuracy and eliminates the need to offset to a CMM. This capability dramatically increases the applications available in the marketplace.”

“Looking ahead to our third quarter of fiscal year 2018, we expect revenue in the range of $18.0 million to $21.0 million, and affirm our previous guidance of mid-single digit growth in our top line results for the full year fiscal 2018.  Our longer-term aspirations are for sustained high-single digit revenue growth and resulting double-digit earnings growth,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2017	2016	Change	2017	2016	Change

Americas Sales	$10.0	$9.1	$0.9	$18.0	$14.3	$3.7
Europe Sales	6.4	7.7	(1.3)	14.2	17.7	(3.5)
Asia Sales	4.0	5.0	(1.0)	7.5	7.3	0.2
Total Sales	$20.4	$21.8	$(1.4)	$39.7	$39.3	$0.4

Gross Profit	$7.4	$9.4	$(2.0)	$15.1	$14.0	$1.1
Gross Profit as a percent of sales	36.3%	43.1%		38.0%	35.6%

Operating Income	$0.5	$3.3	$(2.8)	$2.0	$1.3	$0.7
Operating Income as a percent of sales	2.5%	15.1%		5.0%	3.3%

Net Income	$0.4	$2.5	$(2.1)	$1.9	$0.1	$1.8
Diluted Income per Share	$0.04	$0.27	$(0.23)	$0.20	$0.02	$0.18

Recurring Operating Income	$1.1	$3.4	$(2.3)	$2.6	$2.1	$0.5
Recurring Operating Income as a percent of sales	5.4%	15.6%		6.5%	5.3%

Total sales for the second quarter of fiscal 2018 decreased $1.4 million, or 6.4%, versus the same quarter in the prior year, reflecting decreases in Europe and Asia regions.  The Europe region was down due to decreases in In-Line and Near-Line Measurement Solutions, partially offset by small increases in Off-Line Measurement Solutions and Value-Added Services.  The decline in the Asia region was primarily due to decreases in the In-Line and Near-Line Measurement Solutions as well as the 3D Scanning Solutions, partially offset by an increase in sales of Off-Line Measurement Solutions.  The year-over-year improvement in the Americas region was primarily due to increases in In-Line and Near-Line Measurement Solutions and Value-Added Services, partially offset by decreased sales of 3D Scanning Solutions.

In the second quarter of fiscal 2018, gross profit as a percentage of sales declined by 680 basis points compared to the prior year period, primarily due to the lower volume of sales, the mix of the Company’s revenue, the timing of certain expenses in cost of goods sold under applicable accounting rules and higher warranty costs.

During the second quarter of fiscal 2018, our SG&A, Engineering and R&D expenses were up $0.3 million, primarily as a result of strategic investments in several engineering, research and development initiatives as well as increased legal and audit fees and an increase in Board of Director fees, partially offset by lower bad debt expense.

	Three Months Ended December 31,			Six Months Ended December 31,
BOOKINGS (in millions)	2017	2016	Change	2017	2016	Change

Geographic Region
Americas	$6.9	$8.5	$(1.6)	$16.5	$19.3	$(2.8)
Europe	8.0	8.6	(0.6)	17.4	14.8	2.6
Asia	5.1	3.8	1.3	9.3	8.6	0.7
Total Bookings	$20.0	$20.9	$(0.9)	$43.2	$42.7	$0.5

BACKLOG (in millions)	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016

Geographic Region
Americas	$18.0	$21.1	$19.5	$20.9	$15.6
Europe	19.6	18.0	16.4	16.7	16.2
Asia	10.9	9.8	9.1	11.0	9.9
Total Backlog	$48.5	$48.9	$45.0	$48.6	$41.7

Second quarter bookings were $20.0 million. The decrease in booking activity is primarily due to decreases in 3D Scanning Solutions and Value Added Services, partially offset by increases in Off-Line Measurement Solutions and In-Line and Near-Line Measurement Solutions.  The significant booking activity in Asia was driven by increases in In-Line and Near-Line Measurement Solutions and Off-Line Measurement Solutions, partially offset by a decrease in 3D Scanning Solutions.

Revenue in the second quarter of fiscal 2018 exceeded bookings by $0.4 million, which resulted in a decrease in backlog to $48.5 million at December 31, 2017.  This is the highest backlog level for a second quarter in the Company’s history. As the levels of bookings and backlog typically fluctuate from quarter to quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Cash and short-term investment balance was $ 9.0 million at December 31, 2017, up from $8.1 million at September 30, 2017 and up from $6.3 million at December 31, 2016.  At December 31, 2017, bank debt outstanding totaled $1.6 million, up from an outstanding balance of $0.4 million at September 30, 2017 and up from $1.4 million at December 31, 2016.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its second quarter fiscal year 2018 investor conference call/webcast, chaired by David L. Watza, President and CEO, on Tuesday, February 6, 2018, at 10:00 AM (EST). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10115732

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2018 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2018 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2017.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales	$20,433	$21,751	$39,702	$39,271
Cost of Sales	13,026	12,307	24,645	25,253
Gross Profit	7,407	9,444	15,057	14,018
Operating Expenses
Selling, General and Administrative Expense	4,497	4,469	8,921	8,756
Engineering, Research and Development Expense	1,797	1,657	3,530	3,267
Severance, Impairment and Other Charges	658	61	606	717
Operating Income	455	3,257	2,000	1,278
Other Income and (Expenses), net
Interest Expense, net	(42)	(61)	(84)	(118)
Foreign Currency and Other, net	(62)	(370)	(54)	(320)
Income Before Income Taxes	351	2,826	1,862	840
Income Tax Benefit (Expense)	15	(302)	62	(671)

Net Income	$366	$2,524	$1,924	$169

Income Per Common Share
Basic	$0.04	$0.27	$0.20	$0.02
Diluted	$0.04	$0.27	$0.20	$0.02

Weighted Average Common Shares Outstanding
Basic	9,491	9,381	9,455	9,376
Diluted	9,597	9,416	9,527	9,409

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	December 31,	June 30,
	2017	2017
	(Unaudited)
Cash and Cash Equivalents	$6,346	$3,704
Short-Term Investments	2,639	1,572
Receivables, net	27,909	31,943
Inventories, net	15,320	11,466
Other Current Assets	1,736	1,953
Total Current Assets	53,950	50,638

Property and Equipment, net	7,365	7,377
Goodwill and Other Intangible Assets, net	11,938	11,866
Long-Term Deferred Income Tax Asset	919	9
Long-Term Investments	725	725
Total Non-Current Assets	20,947	19,977

Total Assets	$74,897	$70,615

Line of Credit and Short-Term Notes Payable	$1,821	$1,705
Accounts Payable	9,209	8,280
Deferred Revenue	8,679	8,485
Restructuring Reserve	1,244	1,113
Other Current Liabilities	7,022	8,572
Total Current Liabilities	27,975	28,155

Long-Term Taxes Payable	719	969
Long-Term Deferred Income Tax Liability	1,709	871
Other Long-Term Liabilities	680	785
Total Long-Term Liabilities	3,108	2,625

Total Liabilities	31,083	30,780

Shareholders' Equity	43,814	39,835
Total Liabilities and Shareholders' Equity	$74,897	$70,615

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income” and “Recurring Net Income”.  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Income and Net Income, respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Operating Income, as reported	$455	$3,257	$2,000	$1,278

Severance, Impairment and Other Charges	658	61	606	717

Excluding special items,
Operating Income would have been	$1,113	$3,318	$2,606	$1,995

Net Income, as reported	$366	$2,524	$1,924	$169

Valuation Allowance on DTA	-	-	-	511

Excluding special items,
Net Income would have been	$366	$2,524	$1,924	$680

Income Per Common Share -
Diluted, as reported	$0.04	$0.27	$0.20	$0.02

Diluted Income Per Share due to Valuation
Allowance on DTA	$-	$-	$-	$0.05

Excluding special items, Diluted Income
per Share would have been	$0.04	$0.27	$0.20	$0.07

Diluted Weighted Average Common Shares
Outstanding, as reported	9,597	9,416	9,527	9,409

Contact:
Investor Relations
investors@perceptron.com